Exhibit 99.2

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Announces Appointment of Ambassador John Rakolta Jr.

to its Board of Directors

Bloomfield Hills, MI, February 22, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that effective immediately Ambassador John Rakolta Jr. has rejoined the Company’s Board of Directors (the “Board”).

Ambassador Rakolta served on the Company’s Board from 2011 until his confirmation as United States Ambassador to the United Arab Emirates in September 2019. Mr. Rakolta currently serves as the Chairman of Walbridge, one of the country’s largest construction companies.

“We are extremely pleased to welcome John back to our Board of Directors,” said Joey Agree, President and Chief Executive Officer. “His intellect, leadership, foresight and vision helped shape our Company and will be invaluable as we approach the next phase of Agree Realty’s growth.”

The Board has determined that Mr. Rakolta is independent in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of December 31, 2020, the Company owned and operated a portfolio of 1,129 properties, located in 46 states and containing approximately 22.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Joey Agree

Chief Executive Officer

Agree Realty Corporation

(248) 737-4190